UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 20, 2025

OCEAN BIOMEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40793	87-1309280
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Claverick St., Room 325

Providence, RI 02903

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (401) 444-7375

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $0.0001 par value	OCEA	The Nasdaq Stock Market LLC
Warrants, each warrant exercisable for one share of common stock at an exercise price of $11.50	OCEAW	The Nasdaq Stock Market LLC
(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on Which Registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sale of Securities

See Item 5.03 below.

Item 5.03 Amendment to Certificate of Incorporation

On February 20, 2025, Ocean Biomedical, Inc. filed an amendment to its Certificate of Incorporation to create a series of preferred stock pursuant to a Certificate of Designation. On February 21, 2025, the Company entered into a securities purchase agreement for the purchase of up to 45,000 shares of Series A redeemable convertible preferred stock in a private placement. Each share of Series A preferred stock has a purchase price of $.01. Each share of Series A preferred stock is convertible into shares of the Company’s common stock at an initial conversion price of $0.01 per share, at the option of the holder, at any time following the Company’s receipt of stockholder approval for the reverse stock split proposal. The Company will be permitted to compel conversion of the Series A preferred stock after the fulfillment of certain conditions and subject to certain limitations. The purchase of the Series A Preferred Stock was made pursuant to a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

The Series A preferred stock permits the holders thereof to vote together with the holders of the Company’s common stock on a proposal to effect a reverse split of the issued and outstanding shares of the Company’s common stock at an annual or special meeting of the Company’s stockholders. The Series A preferred stock permits the holder to cast 2,000 votes per share of Series A preferred stock on such proposal. The Series A preferred stock will not be permitted to vote on any other matter. The holders of the Series A preferred stock agreed not to transfer their shares of preferred stock until after the meeting of Company stockholders. The holders of the Series A preferred stock agreed to vote their shares on such proposal in the same proportions as the shares of common stock. The holders of the Series A preferred stock have the right to require the Company to redeem their shares of preferred stock for cash at the stated value of such shares commencing after the earlier of the Company’s stockholders’ approval of the authorized share increase and 90 days after the closing of the issuance of the Series A preferred stock and until 120 days after such closing.

To the extent Series A preferred stock is converted or otherwise not redeemed after 120 days from closing, the Company will use such net proceeds from this offering for general corporate purposes.

The Series A preferred stock described above will be offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the Series A preferred stock, have not been registered under the Act, or applicable state securities laws. Accordingly, the Series A preferred stock and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

The Series A preferred stock described above will be offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the Series A preferred stock, have not been registered under the Act, or applicable state securities laws. Accordingly, the Series A preferred stock and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

The Series A preferred stock will only be utilized to vote on the reverse stock split. The Company is utilizing this “mirrored” preferred stock (which will vote in favor of the reverse stock split in the same proportion as holders of common stock will vote in favor of this measure), thus the super voting preferred will be voting accordance to the preference of the shareholders who do vote with respect to this measure.

Item 9.01 Exhibits

3.1	Certificate of Designation for Series A Preferred Stock
10.1	Form of Securities Purchase Agreement
104	Cover Page Interactive Data File

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2025

OCEAN BIOMEDICAL, INC.

By:	/s/ Jolie Kahn
Jolie Kahn
Chief Financial Officer